Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 23, 2017 and May 25, 2017, relating to the financial statements and financial highlights, which appear in the March 31, 2017 Annual Reports to Shareholders of Virtus Contrarian Value Fund, a series of Virtus Equity Trust, and RidgeWorth Ceredex Mid-Cap Value Equity Fund, a series of RidgeWorth Funds (the predecessor fund to the Virtus Ceredex Mid-Cap Value Equity Fund, a series of Virtus Asset Trust), which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements and Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 14, 2017